As filed with the Securities and Exchange Commission on May 11, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CODEXIS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	71-0872999
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

200 Penobscot Drive

Redwood City, CA 94063

(Address of Principal Executive Offices including Zip Code)

Codexis, Inc. John Nicols Stock Option Grant Notice and Stock Option Agreement

(Full Title of the Plan)

John J. Nicols

President and Chief Executive Officer

Codexis, Inc.

200 Penobscot Drive

Redwood City, CA 94063

(650) 421-8100

(Name and Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copy To:

Patrick A. Pohlen, Esq.

Kathleen M. Wells, Esq.

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 Par Value, issuable pursuant to the Codexis, Inc. John Nicols Stock Option Grant Notice and Stock Option Agreement	377,535(2)	$3.46(3)	$1,306,271.10	$162.64

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Codexis, Inc. John Nicols Stock Option Grant Notice and Stock Option Agreement by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.
(2)	Represents 377,535 shares of common stock available for issuance upon the vesting and exercise of a stock option grant by the Registrant to John Nicols on June 13, 2012 in reliance on the employment inducement award exemption under Rule 5635(c)(4) of The Nasdaq Stock Market Rules.
(3)	Such shares are issuable upon the vesting and exercise of an outstanding stock option with a fixed exercise price. Pursuant to Rule 457(h)(1) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the option may be exercised, which is equal to the closing price of the Registrant’s common stock on June 13, 2012, as reported on The Nasdaq Global Select Market.

This registration statement will become effective upon filing in accordance with Rule 462 under the Securities Act.

Proposed sale to take place as soon after the effective date of the registration statement as the inducement stock option is exercised and/or vests.

EXPLANATORY NOTE

This registration statement on Form S-8 registers 377,535 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), issuable upon the vesting and exercise of a stock option grant by the Registrant to John Nicols in reliance on the employment inducement award exemption under Rule 5635(c)(4) of The Nasdaq Stock Market Rules.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Codexis, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will automatically update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed by the Registrant with the SEC on March 15, 2018 (File No. 001-34705), including the information specifically incorporated by reference therein from the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 27, 2018;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed by the Registrant with the SEC on May 10, 2018 (File No. 001-34705);

(c)	The Registrant’s Current Report on Form 8-K, filed by the Registrant with the SEC on April 10, 2018 (File No. 001-34705); and

(e)	The description of the Common Stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-34705), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on April 19, 2010, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders, or document or current report furnished under any current or future items of Form 8-K (including current Items 2.02 and 7.01), in each case, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Latham & Watkins LLP, counsel to the Registrant, and certain attorneys and investment funds affiliated with the firm collectively own an aggregate of less than 1% of the Registrant’s Common Stock.

Item 6.	Indemnification of Directors and Officers.

Pursuant to section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation has the power to indemnify a party to any threatened, pending, or completed legal proceeding by reason of his or her service on behalf of a corporation. The DGCL further mandates that indemnification shall be made to any such person who has been successful “on the merits” or “otherwise” with respect to the defense of any such proceeding, but does not require indemnification in any other circumstances. The DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. A corporation may advance the expenses incurred in defending such a proceeding upon the giving of an undertaking, or promise, to repay such sums in the event it is later determined that such indemnitee is not entitled to be indemnified.

The Registrant’s amended and restated certificate of incorporation provides that the Registrant may, and the Registrant’s amended and restated bylaws provide that the Registrant shall, indemnify and advance expenses to each the Registrant’s directors and officers, and may indemnify and advance expenses to the Registrant’s employees and other agents, to the fullest extent permitted by the DGCL, as described above.

The Registrant has also entered into indemnification agreements with each of its directors and executive officers, and certain other of its employees, in addition to the indemnification provisions provided for in its amended and restated certificate of incorporation and amended and restated bylaws. Subject to the limitations of the DGCL and other applicable law, these agreements provide for the indemnification of the Registrant’s directors, officers and some employees for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party or participant in, or are threatened to be made a party or participant in, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of the Registrant, or any of the Registrant’s subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at the Registrant’s request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of the Registrant or any of its subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. The Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and will maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Codexis, Inc. (incorporated by reference from Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on May 28, 2010 (File No. 001-34705)).

4.2	Amended and Restated Bylaws of Codexis, Inc. (incorporated by reference from Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on May 28, 2010 (File No. 001-34705)).

4.3	Form of Codexis, Inc.’s Common Stock Certificate (incorporated by reference from Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on March 31, 2010 (File No. 333-164044)).

5.1	Opinion of Latham & Watkins LLP.

10.1	Codexis, Inc. John Nicols Stock Option Grant Notice and Stock Option Agreement.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in the signature page to this registration statement).

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on this 11th day of May, 2018.

CODEXIS, INC.

By:	/s/ John J. Nicols
John J. Nicols
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints John J. Nicols and Gordon T. B. Sangster, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John J. Nicols	President, Chief Executive Officer and Director (Principal Executive Officer)	May 11, 2018
John J. Nicols

/s/ Gordon T. B. Sangster	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 11, 2018
Gordon T. B. Sangster

/s/ Bernard J. Kelley	Chairman of the Board of Directors	May 11, 2018
Bernard J. Kelley

/s/ Thomas R. Baruch	Chairman Emeritus, Director	May 11, 2018
Thomas R. Baruch

/s/ Pam P. Cheng	Director	May 11, 2018
Pam P. Cheng

/s/ Byron L. Dorgan	Director	May 11, 2018
Byron L. Dorgan

/s/ Kathleen S. Glaub	Director	May 11, 2018
Kathleen S. Glaub

/s/ David V. Smith	Director	May 11, 2018
David V. Smith

/s/ Dennis P. Wolf	Director	May 11, 2018
Dennis P. Wolf

/s/ Patrick Y. Yang	Director	May 11, 2018
Patrick Y. Yang